Exhibit 10.15

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2010

The table below presents 2010 summary information for named executive officers of Sunoco Partners LLC, with regard to annual base salary.

2010 EXECUTIVE COMPENSATION1

Name and Title	2010 Base Salary ($)

Deborah M. Fretz President and Chief Executive Officer	$527,875
Neal E. Murphy Vice President and Chief Financial Officer	$314,060
Michael J. Hennigan Vice President, Business Development	$274,926	[2]
Bruce D. Davis, Jr. Vice President, General Counsel & Secretary	$286,385
David A. Justin Vice President, Operations	$278,493

Note to table:

(1)	The base salaries shown in the foregoing table were approved at the January 26, 2010 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC.

(2)	Represents the portion of Mr. Hennigan’s base salary not subject to reimbursement by Sunoco, Inc. pursuant to an agreement between Sunoco, Inc. and the Partnership.